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                     SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  May 22, 2003



                           WESTERBEKE CORPORATION
           (Exact name of Registrant as specified in its Charter)


          Delaware                 0-15046                  04-1925880
(State or other Jurisdiction)    (Commission               (IRS Employer
      of Incorporation)         File Number)            Identification No.)


                       Myles Standish Industrial Park
                            150 John Hancock Road
                              Taunton, MA 02780
                  (Address of principal executive offices)


     Registrant's telephone number, including area code:  (508) 823-7677


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ITEM 5.  Other Events.

      Subsequent to May 2, 2003, John H. Westerbeke, Jr. ("Mr. Westerbeke"), the Chairman, President and Chief Executive Officer of Westerbeke Corporation (the "Company"), received a preliminary inquiry from a private equity firm about the possibility of purchasing Mr. Westerbeke's beneficial interest in the Company on the terms set forth in its letter of such date (attached hereto as Exhibit 99.1). Mr. Westerbeke referred this inquiry to the special committee. The private equity firm was informed of Mr. Westerbeke's unwillingness to sell any portion of his beneficial interest in the Company to a third party, and since such notification Mr. Westerbeke has not received any further communication from such firm.

      Also subsequent to May 2, 2003, Mr. Westerbeke received an inquiry from a potential strategic acquiror of the Company regarding the possibility of making an offer to purchase the entire Company at a price in excess of $3.00 per share of common stock. On May 21, 2003, counsel for the potential acquiror sent a letter to Pepe & Hazard LLP (counsel to Mr. Westerbeke and Westerbeke Acquisition Corporation ("Acquisition")), advising that the acquiror expected to make a formal proposal on the terms set forth in such counsel's letter of such date (attached hereto as Exhibit 99.2). The letter was referred to the special committee. Counsel for the special committee subsequently spoke to counsel for the potential acquiror to determine whether the proposal represented the acquiror's highest and best offer. Counsel for the potential acquiror responded that the potential acquiror would consider making a higher offer if, subject to the conditions set forth in such counsel's letter of May 21, 2003, its proposal were to receive the support of Mr. Westerbeke. The special committee also spoke to Mr. Westerbeke, who stated that he would not vote the shares of Company common stock beneficially owned by him (through Acquisition) in favor of such proposal. Counsel for the special committee informed counsel for the potential acquiror of Mr. Westerbeke's position.

      On May 27, 2003, the special committee received from the potential acquiror a formal offer to acquire the assets of the Company on the terms set forth in its letter of May 23, 2002 (attached hereto as Exhibit 99.3), which terms were not materially different from the terms stated in Exhibit
99.2 hereto. Subsequently, a member of the special committee spoke to Mr. Westerbeke, who again stated that he would not vote the shares of Company common stock beneficially owned by him (through Acquisition) in favor of such offer. On May 28, 2003, the members of the special committee met and voted unanimously to recommend to the board of directors that the Company not pursue the offer. The basis of the special committee's recommendation was that, under Delaware law, the proposed acquisition would require approval by holders of a majority of the Company common stock, and that in light of Mr. Westerbeke's stated opposition to the offer, it would be imprudent to expend Company resources pursuing a transaction that could not be consummated. The special committee reported its recommendation to the board of directors of the Company on May 29, 2003. On the same date, the board of directors (with Mr. Westerbeke abstaining), acting subsequent to the recommendation of the special committee, determined not to pursue the proposed transaction for the same reasons stated by the special committee. Thereafter, counsel for the special committee informed counsel for the potential acquiror of Mr. Westerbeke's position with respect to such offer. In addition, on May 29, 2003, the Chairman of the special committee advised the potential acquiror of the decision of the special committee and the board of directors and the reason therefor.


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ITEM 7.     Financial Statements And Exhibits.

      (c)   Exhibits.  The following exhibits are filed with this report:

      99.1 Letter regarding the acquisition of Mr. Westerbeke's beneficial interest in Westerbeke Corporation, dated May 2, 2003.

      99.2 Preliminary Proposal to Purchase the Assets of Westerbeke Corporation, dated May 21, 2003.

      99.3 Offer to Purchase the Assets of Westerbeke Corporation, dated May 24, 2003


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                                  SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       WESTERBEKE CORPORATION

Date:  June 4, 2003
                                       By: /s/ Gregory Haidemenos
                                           ---------------------------
                                           Gregory Haidemenos
                                           Principal Financial and
                                            Accounting Officer


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